Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES ITS INTENT

TO SEEK CONSENT FOR AMENDMENT OF ITS EXISTING CREDIT AGREEMENT

AND EXTENSION OF A PORTION OF

ITS NON-EXTENDED TERM LOANS

FRANKLIN, Tenn. (January 19, 2012) — Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced that it is seeking the consent of lenders to amend its existing senior secured credit facilities to allow for the extension of a portion of its Non-Extended Term Loans on similar terms to its existing Extended Term Loans, among other amendments. The extended loans will be subject to modified interest rates. Under the terms of the credit facilities, a majority of all lenders is needed to approve the proposed amendment and each lender must determine whether or not to extend the maturity of its Non-Extended Term Loan position. The Company expects to complete the amendment by the end of January, or shortly thereafter, subject to the satisfaction of customary conditions.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 133 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Statements contained in this news release regarding credit agreement amendments, their impact on the Company, and other events may include forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
615-465-7000

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